Exhibit 99.1

Silvia Lagnado Joins Sapient’s Board of Directors

BOSTON--(BUSINESS WIRE)--September 13, 2013--Sapient® (NASDAQ: SAPE) announced today that Silvia Lagnado has been appointed to the Company’s board of directors, effective September 11, 2013. Ms. Lagnado, a seasoned business executive and global marketer with a 27-year international career that has spanned the UK, USA, Brazil and Argentina, most recently held the position of chief marketing officer of Bacardi Limited and prior to that held numerous executive leadership positions at Unilever, culminating in her role as executive vice president for Unilever’s Savoury category.

“Silvia is widely recognized as one of the most respected and forward-thinking global marketing executives in business today,” said Alan Herrick, Sapient CEO and board co-chairman. “Silvia brings a global client perspective and a combination of sharp business acumen and brand insights that have contributed to creating some of the most powerful brands in the world. She will be an invaluable addition to the Board as Sapient continues to innovate at the intersection of business, marketing and technology and focuses on its global expansion strategy.”

Spanning more than a decade of senior global roles at two highly-innovative companies, Ms. Lagnado has stewarded some of the world’s most respected brands, including Dove, Knorr, Axe, Bacardi and Grey Goose. As a result of her work, Ms. Lagnado has been recognized by prominent national publications and her industry peers. She has been named as one of Advertising Age’s “100 Most Influential Women in Advertising” for her role in leading the development and launch of Dove’s landmark “Campaign for Real Beauty” during her global leadership of the brand. Additionally, Ms. Lagnado was a Wall Street Journal “Top 50 Women to Watch” nominee in 2009. In 2006, she was honored with Cosmetic Executive Women’s “Cosmetic Executive Women Award.”

“I am thrilled to be joining the Board of Sapient, a company that has been an innovator throughout its entire history,” said Ms. Lagnado. “The business of marketing is undergoing enormous change and Sapient has been and continues to be at the forefront of navigating that change. I look forward to contributing my expertise and sharing my international perspective as Sapient continues to expand globally and push the boundaries of the industries in which it operates.”

During her tenure leading Bacardi Global Brands, the unit responsible for some of the company’s most iconic brands – such as Bacardi, Martini, Grey Goose, Eristoff, 42 Below, Dewar’s, and Bombay Sapphire – her role encompassed category, brand, and marketing function strategies, including communication, packaging, and innovation across the entire portfolio.

Prior to her role at Bacardi, Ms. Lagnado held various roles at Unilever over a career that spanned more than 20 years. Most recently, as executive vice president of Savoury based in London, Ms. Lagnado oversaw the entire business unit, which encompassed Soups, Cooking Products, Sauces, and Frozen Food, and was responsible for the strategy, innovation, marketing, advertising and operations of the category. During that time, Ms. Lagnado launched the Knorr Stock-Pot, one of Unilever's top global innovations of the past five years, accelerated growth in emerging markets, put the category strongly in the North America plans, and held share in the highly competitive European market. Prior to that, she held the positions of global senior vice president for Dove, based in the US, and vice president of deodorants for Latin America, based in Buenos Aires, Argentina. She has also held various marketing positions across the UK, the US and Brazil.

About Sapient®
Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets and Sapient Government Services fuse insight, creativity and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in The Americas, Europe, and Asia-Pacific. For more information, visit www.sapient.com.

Sapient is a registered service mark of Sapient Corporation.

CONTACT:
Sapient
Media Contact:
MaryLiz Ghanem, +1-646-479-8591
mghanem@sapient.com
or
Investor Contact:
Dean Ridlon, +1-617-963-1598
dridlon@sapient.com